EXHIBIT 16.1

                    Letter Of Israeloff, Trattner & Co. P.C.
                             Dated January 5, 2004

January 5, 2004



Securities and Exchange Commission
Washington, D.C. 20549

We were previously principal accountants for ConnectivCorp and under the date of April 11, 2003, we reported on the consolidated financial statements of ConnectivCorp as of and for the year ended December 31, 2002. On January 5, 2004, our appointment as principal accountants was terminated. We have read ConnectivCorp's statement included under item 4 of its Form 8-K Dated January 5, 2004 and we agree with such statements.

Very truly yours,

/s/ Israeloff, Trattner & Co. P.C.
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Israeloff, Trattner & Co. P.C.